Exhibit 10.19
January 30, 2008
John Romney
1123 Budapest
33 Herman Otto u. III — V
Hungary
Re:      Confirmation of Terms of Resignation
Dear John:
This letter will confirm our recent discussions concerning your resignation from Euronet Worldwide, Inc. We agreed on the following terms, which in most respects implement the provisions of Section 7(b) of your Employment Agreement dated May 8, 2003.
■	Effective Date: January 31, 2008

■	Payment of Base Salary and bonus: we will pay you 24 months of your base salary (a total of $380,000), and bonus (in the aggregate of $77,000), net of any required tax withholding, as follows:
o	Until such time as a trading window is open and/or the first date you are otherwise free to trade in stock of Euronet (which will at the latest be May 10, 2008), we will continue to pay your base salary in accordance with our standard payroll practices.

o	As of the first date you are free to trade in Euronet stock after the date of this letter (but again not later than May 10, 2008), we will pay you a lump sum equal to any outstanding amount of base salary remaining outstanding and the full amount of the bonus provided above. That amount will be paid, at Euronet’s option, (i) in cash, (ii) by accelerating your existing equity awards that will not vest during the 24 months Severance Period as provided under your Employment Agreement and described below, or (iii) by grant of new immediately vested equity awards, provided that if Euronet elects to make this payment in equity awards as provided (ii) or (iii), the value of such awards (as measured on the day the lump sum is paid) will be equal to 105% of the amount outstanding.
■	Equity Awards: as provided in your Employment Agreement, all outstanding equity awards will continue to vest until January 31, 2010. Exercise of those awards will be governed by the plan under which they were granted, which in most cases will mean that you will have up to 60 days following January 31, 2010 to exercise those options.

■	Housing Allowance: we will pay your monthly housing allowance of $1,500 for up to three months following you termination, that is, through the month of April, 2008.

■	Repatriation expenses: we will pay the actual cost of repatriation of you and your family back to the US, provided you move back by September 30, 2008. This will include economy class tickets for you and your family and the cost of moving furniture and personal effects back to the US, in the latter case within a limit of $25,000.

■	COBRA: we will pay your COBRA insurance premiums for 6 months from January 31, 2008, that is, through July 2008.
Except as expressly provided in this letter, all terms and conditions of your Employment Agreement, and in particular the terms of Section 6 relating to certain restrictive covenants, will remain in full force and effect.
Please confirm your agreement to these terms by signing and returning to me a copy of this letter.
We appreciate the efforts you have made on behalf of Euronet over the years, and wish you the best for your future endeavors.

Very truly yours,

/s/ Kevin Caponecchi

Kevin Caponecchi

Acknowledged

/s/ John Romney

John Romney